                                                                      EXHIBIT 12


GTE California Incorporated and Subsidiary

STATEMENTS OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)


                                                                   Years Ended December 31,
                                           ---------------------------------------------------------------------
                                             1996         1995        1994      1993(a)       1993        1992
                                           --------     --------    --------   --------     --------    --------
Net earnings available for fixed charges:

 Income before extraordinary charges       $515,838     $342,861    $500,286   $476,088     $148,688    $509,068
 Add - Income tax expense                   329,326      235,534     339,585    312,432      107,932     297,822
     - Fixed charges                        119,737      133,635     131,761    144,729      144,729     156,782
                                           --------     --------    --------   --------     --------    --------
Adjusted earnings                          $964,901     $712,030    $971,632   $933,249     $401,349    $963,672
                                           ========     ========    ========   ========     ========    ========
Fixed charges:
 Interest expense                          $106,112     $120,010    $115,012   $133,214     $133,214    $144,946
 Portion of rent expense
   representing interest                     13,625       13,625      16,749     11,515       11,515      11,836
                                           --------     --------    --------   --------     --------    --------
Adjusted fixed charges                     $119,737     $133,635    $131,761   $144,729     $144,729    $156,782
                                           ========     ========    ========   ========     ========    ========
RATIO OF EARNINGS TO FIXED
  CHARGES                                      8.06         5.33        7.37       6.45         2.77        6.15


(a) Results for 1993 exclude an after-tax restructuring charge of approximately $304.4 million for the implementation of a re-engineering plan and a one-time after-tax charge of approximately $23 million related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993.